EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Ivan Donaldson	Daniel Francisco
	Micron Investor Relations	Micron Media Relations
	idonaldson@micron.com	dfrancisco@micron.com
	(208) 368-4093	(208) 368-5584

MICRON TECHNOLOGY AGREES TO AQUIRE REMAINING INTEREST IN INOTERA MEMORIES OF TAIWAN

Acquisition Expected to Be Immediately Accretive
to Gross Margin, EBITDA, Earnings Per Share and Free Cash Flow

BOISE, Idaho, Dec. 14, 2015 - Micron Technology, Inc. (NASDAQ: MU) and Inotera Memories today announced the signing of an agreement for Micron to acquire Inotera’s remaining shares for consideration worth 30 New Taiwan Dollars per share or approximately $0.92 USD per share. Micron currently owns approximately 33 percent of Inotera. This represents a transaction value of approximately $3.2 billion, net of cash and debt at Inotera, to acquire the remaining equity.

“We believe this is a compelling combination for both companies’ shareholders and employees,” said Micron CEO Mark Durcan. “The acquisition is the culmination of a highly successful seven year partnership with Inotera. It enables Micron to realize the full financial and operational benefit of Inotera’s operations and provides a strong future for Inotera and its employees, who will become an even more critical part of Micron’s success.”

Today, Micron purchases 100 percent of Inotera’s DRAM output, representing approximately 35 percent of Micron’s total DRAM production. Inotera is expected to be fully deployed on Micron’s leading-edge 20 nanometer technology by the middle of 2016. Inotera had net cash of approximately $0.9 billion U.S dollars as of its latest fiscal quarter ending September 30, 2015.

“Inotera and Micron have enjoyed a successful partnership for many years, and we are building on that success with this new agreement that provides Inotera and its employees an opportunity to become even more unified and aligned with Micron,” said Inotera Chairman Dr. Pei-Ing Lee.

Transaction Details:
Under terms of the agreement, Inotera shareholders will receive consideration worth 30 New Taiwan Dollars, equivalent to $0.92 USD per share, for each Inotera share. The agreement, which sets out the substantive terms of the transaction, provides an additional 60-day period for Micron and Inotera to agree on further mechanics and details of the transaction. Either party can terminate the transaction if these additional agreements are not reached within that timeframe or if certain other conditions to close are not met. Formosa Group Companies, including Nanya Technology Corporation, currently own approximately 32 percent of Inotera. Of this group, entities holding approximately 31 percent of Inotera are expected to enter into voting agreements in support of the transaction.

“The transaction significantly increases the scale of our cash flows with combined last twelve months EBITDA of approximately $7 billion,” said Micron CFO Ernie Maddock. “The enterprise value of approximately $3 billion for the remaining interest in Inotera not currently owned by Micron represents a purchase price of approximately 2.2 times Inotera’s last 12 months EBITDA. In addition to the cash flow benefits, this transaction is expected to have minimal impact to our overall leverage and Micron’s previously announced fiscal 2016 capital expenditures.”

Micron expects to finance the approximate $4 billion for the remaining equity ownership interest in Inotera with approximately $2.5 billion of debt, up to $1 billion of Micron equity to Nanya Technology and cash from Micron’s balance sheet. Micron can terminate the transaction if it is unable to secure the $2.5 billion of debt on satisfactory terms.

This transaction is subject to the completion of certain additional agreements, approval by Inotera shareholders, regulatory approvals and other customary closing conditions. The companies expect the transaction to close in the middle of 2016. Upon closing, Micron expects to record one-time acquisition related items.

Conference Call Details:
The company will host a conference call Monday, Dec. 14, 2015 at 2 p.m. MT to discuss this agreement. The call, audio and slides will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company's website until Dec. 14, 2016. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 4498274) beginning at 5:30 p.m. MT, Monday, Dec. 14, 2015 and continuing until 5:30 p.m. MT, Monday, Dec. 21, 2015. For Investor Relations and other company updates, follow @MicronTech on Twitter at https://twitter.com/MicronTech.

About Micron
Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron’s broad portfolio of high-performance memory technologies-including DRAM, NAND and NOR Flash-is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron’s memory solutions enable the world’s most innovative computing, consumer, enterprise storage, networking, mobile, embedded and automotive applications. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
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Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding future events that involve risks and uncertainties. For example, statements related to the deployment of Micron’s 20nm technology at Inotera, the financial impact of the transaction on Micron and its capital expenditures for fiscal 2016, the financing sources for the transaction, and the expected closing date. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the ability to consummate the transaction; the risk that regulatory approvals required for the transaction are not obtained or are obtained subject to conditions that are not anticipated; the risk that the financing required to fund the transaction is not obtained; the risk that the other conditions to the closing of the transaction are not satisfied; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; uncertainties as to the timing of the transaction; competitive responses to the proposed transaction; uncertainty of the expected financial performance of the combined operations following completion of the proposed transaction; the ability to successfully integrate Inotera’s operations and employees; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from the transaction; as well as other risks and uncertainties identified in our Annual Report for the year ended September 3, 2015, filed on Form 10-K with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this report and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.